INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

THIS INTELLACTUAL PROPERTY ASSIGNMEN AGREEMENT (referred to hereinafter as the “Agreement”) is made effective this 25th day of July, 2012, by and between SEBASATIAN X. BARR, an Individual (“Assignor”), and WHITE DENTAL SUPPLY, INC., a Nevada corporation (“WITD”).

WHEREAS, Assignor own certain rights, title and interest in and to various information, inventions, discoveries, writings, expressions, ideas, know-how, concepts, techniques, innovations, systems, processes, procedures, methods, prototypes, designs, and technical data involving or relating to a child safety device, as generally described in U.S. Patent Numbers 6,955,380 and 7,261,329 (collectively, the “Patents”), copies of which are attached hereto as Exhibits A and B, respectively;

WHEREAS, Assignor is the exclusive owner of certain patents, patent applications, and inventions that may be patentable, including, without limitation, the two Patents and any patents resulting from the inventions disclosed or claimed therein, including any and all reissues, re-examinations, continuations, divisionals or continuation-in-part applications and patents thereof, and any foreign counterpart applications and patents, as well as any improvements to the inventions disclosed or claimed in such applications and patents ( “Technology”);

WHEREAS, it is the intention of the Parties that WITD will exclusively own all rights, title, and interest in and to the Patents and Technology;

WHEREAS, Assignor desires to execute this Agreement in order to ensure that all right, title, and interest in and to the Patents and Technology are transferred and assigned to WITD, free of encumbrances or claims;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.

Assignment.  Assignor hereby agrees to sell, transfer and assign to WITD, and WITD hereby agrees to purchase from Assignor, all of Assignor’s right, title and interest in and to the Patents and Technology.  Assignor further agrees to assign, transfer and convey to WITD in the future, all right, title and interest in and to any and all Intellectual Property relating to the Technology developed by Assignor, in whole or in part, after the effective date of this Agreement (“Future Intellectual Property”).  By this assignment, WITD has the sole and exclusive right to direct and control the prosecution of the Patents, Technology and Future Intellectual Property and any patent applications on Future Intellectual Property, as well as any registrations or applications for federal or state registration of the Marks or Copyrights.

2.

Purchase Price.  For and in consideration of the sale, transfer and assignment of the Patents and Technology from Assignor to WITD, WITD agrees to pay Assignor in accordance with the following schedule:

2.1

WITD shall pay to Sunbeam Packing Services, LLC, an Indiana limited liability company (“Sunbeam”), US$10,000, in satisfaction of an Agreement for Purchase and Assignment of Patent by and between Assignor and Sunbeam, dated July 20, 2012.

2.2

WITD shall pay to Assignor US$24,500 comptemporaneously upon the execution of this Agreement.  Assignor’s wire instructions are attached hereto as Exhibit C.

2.3

WITD shall pay to Assignor the aggregate sum of US$8,000 in two equal payments.  The first payment of US$4,000 shall be due no later than the first anniversary of this Agreement.  The second payment of US$4,000 shall be due no later than the second anniversary of this Agreement.  WITD, in its sole discretion may prepay the aggregate amount due at any time for the due dates without the consent of the Assignor.

2.4

WITD agrees to pay Assignor royalties, in the amount of 2.5% of the gross revenues earned by WITD from products based on or directly derived from the Patents and Technology, for as long as products or facsimiles of the products are produced (“Royalties”).  Royalties shall be paid by WITD to Assignor quarterly.  Assignor reserves the right to review the accounting records of WITD annually.

2.5

In the event WITD sells, assigns or transfers the Patents and Technology, Assignor shall receive a one-time bonus of 2.5% of the gross sale amount.

3.

Additional Performance.

3.1

Assignor agrees to execute any assignments or other documents as may be requested by WITD in the future in order to perfect, preserve and protect WITD’s ownership in the Patents, Technology and the Future Intellectual Property.

3.2

Assignor will deliver to WITD all files, prototypes and documentation that relate to the Patents and Technology, including, but not limited to, the prosecution file histories, correspondence, invention disclosures, and other pertinent materials related to the Patents.

3.3

Assignor will reasonably cooperate with WIDT in connection with (i) the preparation, filing, prosecution, maintenance and defense of the Patents, Technology and the Future Intellectual Property, and (ii) any suit for infringement of the Future Intellectual Property that may be brought by Assignor or WITD against a third party.

4.

Representations and Warranties.

4.1

Representations and Warranties of Assignor.  Assignor represents and warrants to WITD as follows:

(a)

General.

(i)

Assignor has the full right, power and authority to enter into this Agreement and to assign the Technology, including the Patents.

(ii)

Assignor may enter into and perform its obligations under this Agreement without being in breach of obligations owed by Assignor to any third party.

(iii)

No third-party licenses or approvals are required for WITD to obtain the full right, power and authority to practice, develop, license, and exploit the Technology and Future Intellectual Property.

(b)

Patents.

(i)

Assignor is the owner of all right, title, and interest in and to each of the Patents included in the Technology, free and clear of any liens, security interests, charges, and other encumbrances.  It is understood that the Patents have been applied for but not granted as of the date hereof.

(ii)

Assignor has not granted any right or license under or with respect to the Patents to any third party.

(iii)

All Patents are currently applied for in compliance with all legal requirements (including, as applicable, the timely payment of maintenance fees and annuities).  Any applications for additional patents are or will be administered in compliance with all legal requirements.

(iv)

No Patent has been or is now the subject of any interference, reissue, reexamination, litigation, or other action, and, to Assignor’s knowledge, no such action is threatened with respect to any of the Patents.

(v)

To Assignor’s knowledge, the practice of the inventions covered by the Patents does not infringe or otherwise conflict or interfere with any patent rights or other proprietary rights of any third party.  To Assignor’s knowledge, no third party has threatened or made any claim of patent infringement against Assignor.

4.2

Representations and Warranties of WITD.  WITD represents and warrants to Assignor that:

(a)

It has the full right, power and authority to enter into this Agreement;

(b)

It may enter into and perform its obligations under this Agreement without being in breach of obligations owed by WITD to any third party;

5.

Indemnification.  Each party agrees to defend, indemnify and hold harmless the other party from and against any and all Losses arising from the Indemnitor’s breach of any of the representations and warranties of Section 4 or arising from Assignor’s failure to fully and properly perform and discharge all of its duties hereunder.  For purposes of this Section 5, “Losses” means each and all of the following items to the extent actually paid or incurred:  losses, liabilities, damages, judgments, fines, costs, royalties, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred in connection therewith, including those incurred in any action, suit, proceeding or claim arising from any of the foregoing.

6.

Applicable Law, Jurisdiction and Venue.  This Agreement and all rights and obligations of the parties hereunder will be governed by and construed in accordance with the substantive laws of the State of Nevada, and applicable federal intellectual property laws, without giving effect to any choice or conflict of law provision or rule of any other jurisdiction.  All actions to enforce this agreement shall be brought exclusively in the state and federal courts of Nevada. The parties expressly waive challenges to personal jurisdiction in Nevada and acknowledge that venue is proper in the State of Nevada.

7.

Consideration.  Both parties acknowledge that the provisions of this Agreement are adequate consideration for forming a binding contract.

8.

Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.  This Agreement or any rights or obligations hereunder shall not be assignable by any party, except that Purchaser may pledge its rights hereunder to a lender as security for any financing or refinancing.

9.

Amendments and Waivers.  All amendments and other modifications of this Agreement shall be in writing and signed by each of the parties.  The failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any right hereunder.

10.

Enforceability and Severability.  If any provisions of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.

Headings.  The headings used in this Agreement are for convenience only and shall not constitute a part of this Agreement.

12.

Negotiated Transaction.  The provisions of this Agreement were negotiated by the parties hereto and this Agreement shall be deemed to have been drafted by all the parties hereto.

13.

Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings between the parties relating to the subject matter hereof.

14.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same document.

15.

Expenses.  Assignor and WITD shall each pay their own respective costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby.  Without limiting the generality of the foregoing, Assignor shall pay all applicable sales, use, transfer and documentary taxes arising out of the sale, transfer and assignment of the Patents and technology.  The parties agree to cooperate to minimize the taxes arising from the transactions contemplated by this Agreement.

16.

Survival of Representations, Warranties, Etc.  The representations, warranties and covenants of Assignor and WITD contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the Closing Date and the representations and warranties shall continue in full force and effect.

17.

Attorneys’ Fees.  The prevailing Party in any dispute concerning this Agreement shall be entitled to recover reasonable attorney's fees.

18.

Non-Competition.  Assignor, and/or any entity in which Assignor has a direct or indirect ownership interest, shall not, without the prior written consent of WITD, directly or indirectly, own, manage, operate, be employed by, participate in, render services to, solicit customers or contracts for, or otherwise be connected in any manner with the ownership, management, operation, or control of any business in competition with WITD or engaged in any business activities that are the same or substantially similar to WITD’s business activities or where any confidential information acquired by them would reasonably be considered advantageous to such other competing entity.  The Restricted Period for purposes of this Section  shall be the three (3) years immediately following the Effective Date; except that if a court or arbitrator finds that three (3) years Restricted Period is not reasonably necessary to protect the legitimate business interests of WITD, the Restricted Period shall be the two (2) years immediately following the Effective Date; except that if a court or arbitrator finds that the two (2) years Restricted Period is not reasonably necessary to protect the legitimate business interests of WITD, the Restricted Period shall be the twelve (12) months immediately following the Effective Date; except that if a court or arbitrator finds that the twelve (12) months Restricted Period is not reasonably necessary to protect the legitimate business interests of Employer, the Restricted Period shall be the six (6) months immediately following the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement, intending to be legally bound.

ASSIGNOR	WHITE DENTAL SUPPLY, INC.

Sebastian X. Barr	Patrick Deparini
Secretary and Treasurer

}
}
}
}
}

This instrument was acknowledged before me

on this _____ day of ___________, 2012, by

____________________________________.

Signature of Notary Public

}
}
}
}
}

This instrument was acknowledged before me

on this _____ day of ___________, 2012, by

____________________________________.

Signature of Notary Public

EXHIBIT A

( 1 of 1 )

United States Patent	6,955,380
Barr	October 18, 2005

Drawer safety latch

Abstract

A drawer safety latch automatically stops the drawer both when opening and closing the drawer. In a preferred embodiment, the safety latch is a one-piece design and includes a large, flat surface for stick-on mounting of the safety latch to the drawer without the need for screws or other fastening devices.

Inventors:	Barr; Sebastian (Brownstone, IN)
Appl. No.:	10/713,418
Filed:	November 14, 2003

Current U.S. Class:	292/84 ; 292/303; 312/333
Current International Class:	E05C 19/06 (20060101); E05C 19/00 (20060101); E05C 019/06 ()
Field of Search:	292/83-84,89,146,152,170,203,209,224-225,303 312/333

References Cited [Referenced By]

U.S. Patent Documents

461375	October 1891	Spaunhorst
1241192	September 1917	Bruder
1618126	February 1927	Himmelwright
3522963	August 1970	Farnden
3841518	October 1974	Hines
3850463	November 1974	Hawkins
3971237	July 1976	Rasmussen
4378948	April 1983	Chrones
4416477	November 1983	Bialobrzeski et al.
4549773	October 1985	Papp et al.
4560212	December 1985	Papp et al.
4717184	January 1988	Boyce

5344226	September 1994	Lee
5445451	August 1995	Harmony
5626372	May 1997	Vogt
5645304	July 1997	Richardson et al.
5730514	March 1998	Hashemi
5795044	August 1998	Trewhella, Jr. et al.
6042157	March 2000	Shimotsu
2003/0111942	June 2003	Judge et al.

Primary Examiner: Stodola; Daniel P.
Assistant Examiner: Boswell; Christopher
Attorney, Agent or Firm: Camoriano and Associates Camoriano; Theresa Fritz Camoriano; Guillermo

Claims

What is claimed is:

1. A safety latch for a drawer, comprising: an L-shaped body, including a vertical leg and a horizontal engaging arm, said vertical leg having a top surface and having a flat outer surface for mounting to the inside of a drawer, wherein said L-shaped body is configured so that the horizontal engaging arm will project inwardly into the drawer when the flat outer surface of the vertical leg is mounted to the inside of a vertical wall of the drawer; and said engaging arm having a top surface defining forward and rear ramps and a trough between said forward and rear ramps, said trough defining an upward opening, and said ramps terminating short of said upward opening in a vertical plane; wherein said engaging arm is movable up and down relative to said vertical leg; and wherein the top surface of said engaging arm, including at least a portion of said trough, is at a higher elevation than the top surface of said vertical leg when said L-shaped body is in a relaxed, unflexed position, so that, when said vertical leg is mounted to the inside of a vertical wall of the drawer flush with the top of the drawer, the top surface of said engaging arm and at least a portion of said trough project above the top of the drawer.

2. A safety latch for a drawer as recited in claim 1, wherein said L-shaped body is made in a unitary piece, and wherein said engaging arm projects forward from said horizontal leg and is movable by flexing said unitary piece.

3. A safety latch for a drawer as recited in claim 2, and further comprising a fastening means on said vertical leg for securing said vertical leg to the inside of a drawer.

4. A safety latch for a drawer as recited in claim 3, wherein said fastening means comprises an adhesive strip.

5. A safety latch for a drawer as recited in claim 2, wherein said forward ramp tapers from a lower elevation in front to a higher elevation in back, and said rear ramp tapers from a higher elevation in front to a lower elevation in back.

6. A safety latch for a drawer as recited in claim 1, wherein said forward ramp tapers from a lower elevation in front to a higher elevation in back, and said rear ramp tapers from a higher elevation in front to a lower elevation in back.

7. A safety latch for a drawer as recited in claim 1, wherein said trough has substantially straight front and rear walls.

8. A cabinet, comprising: a frame; a front face mounted on said frame and defining an opening having a front-to-back depth; a drawer mounted on said frame and movable in a front-to-back direction through said opening, said drawer including left and right side panels and a bottom panel and defining an inner surface; a safety latch including an L-shaped body, having a vertical leg, mounted on said inner surface, a horizontal leg projecting from said vertical leg; and a horizontal engaging arm projecting forward from said horizontal leg and having a top surface which defines forward and rear ramps and a trough between said ramps, said trough defining an upward opening having a front-to-back distance that is at least as deep as the front-to-back depth of said front face; wherein said forward ramp tapers from a lower elevation in front to a higher elevation in back, and said rear ramp tapers from a higher elevation in front to a lower elevation in back; and said latch is mounted at a height such that said trough receives said front face and stops the movement of said drawer both when the drawer is being opened and when it is being closed.

9. A cabinet as recited in claim 8, wherein said latch is a unitary piece, and said engaging arm is movable up and down parallel to said vertical leg by flexing between said engaging arm and said horizontal leg.

10. A drawer latch for use in a cabinet having a front face and at least one drawer, comprising: a one-piece L-shaped latch body, including a vertical leg; a horizontal leg projecting inwardly from said vertical leg; and an engaging arm projecting from said horizontal leg along a plane that is parallel to and offset from the plane of said vertical leg; means for mounting said latch body to the inside of a drawer; and means for stopping the drawer by abutting the front face of the cabinet both when opening and closing the drawer, wherein said means for stopping the drawer includes said engaging arm having a top surface defining forward and rear ramps and a trough between said forward and rear ramps.

11. A drawer latch as recited in claim 10, wherein said one-piece latch body includes means for selectively releasing said latch from the front face of the cabinet in order to open and close the drawer.

Description

BACKGROUND

The present invention relates to a drawer safety latch. More particularly, it relates to a drawer safety latch which can be installed very easily and operates simply. There are many known types of drawer safety latches, but they usually are difficult to install, difficult to operate, and typically only operate in one direction, to prevent a child from opening the drawer. In many cases, the latch permits the child to open the drawer enough to get his fingers into the drawer, and then permits the child to close the drawer on his fingers, which can result in injury to the child.

SUMMARY

The safety latch of the present invention may be placed so that the drawer opens just far enough for the user to be able to disengage the safety latch, but not enough to gain access to the contents of the drawer until the safety latch is disengaged. Once the drawer is opened far enough to engage the safety latch, the safety latch prevents the accidental closure of the drawer. In order to close the drawer, the user must intentionally disengage it. This prevents a child from closing the drawer on his fingers.

A preferred embodiment of the safety latch is very easy to install. It includes an adhesive strip and can be mounted quickly and easily to the drawer without the need for drilling or screws.

BRIEF DESCRIPTION OF THE DRAWINGS

FIG. 1 is a perspective view of a cabinet with a drawer safety latch made in accordance with the present invention;

FIG. 2 is a perspective view of the drawer safety latch of FIG. 1;

FIG. 3 is a view along line 3--3 of FIG. 1;

FIG. 4 is a plan view of the drawer safety latch of FIG. 2;

FIG. 5 is a view along 5--5 of FIG. 4;

FIG. 6 is a view along 6--6 of FIG. 5;

FIG. 7 is the same as FIG. 3, but with the drawer opened beyond the detent of the safety latch; and

FIG. 8 is the same as FIG. 7, but with the drawer closed beyond the detent of the safety latch.

DESCRIPTION OF THE PREFERRED EMBODIMENT

The engaging arm 20 has a top surface including front and rear ramps 26, 28, which are collinear, and a trough 30 between the two ramps 26, 28. The trough 30 has substantially straight front and rear walls and defines an upward opening. Both of the ramps 26, 28 terminate short of that upward opening in a vertical plane, leaving the upward opening free to receive the front face of the cabinet, so the trough receives and abuts the front face of the cabinet and stops the travel of the drawer both when the drawer is opening and when the drawer is closing. As is explained in more detail later, the trough 30 has a depth which permits it to engage the front face of the cabinet 34 (see FIG. 3). The top surface of the front ramp 26 tapers from a lower elevation in front to a higher elevation in back, where it meets the trough 30. The top surface of the rear ramp 28 tapers from a higher elevation in front, where it meets the trough 30, to a lower elevation in back.

The vertical leg 12 has an inside face 14, a flat outside face 16, and a top surface 18. In this embodiment 10, there is an adhesive strip adhered to the outside face 16, including a peel-off protective sheet 24, which covers the adhesive strip until the user is ready to install the safety latch 10 in the drawer 22, at which time he peels off the protective sheet 24 to expose the adhesive surface in order to adhere the vertical leg 12 to the side of the drawer 22.

FIGS. 1-8 show a drawer safety latch 10 made in accordance with the present invention. Referring to FIGS. 2, 4, 5, and 6, the safety latch 10 is a substantially "L" shaped body (seen best in FIG. 6), including a vertical leg 12, a horizontal leg 36 projecting inwardly from said vertical leg 12, and an engaging arm 20 projecting forward from said horizontal leg 36. The vertical leg 12 lies in one plane, and the engaging arm 20 extends along a second plane that is parallel to and offset from the vertical leg.

The engaging arm 20 is cantilevered from the horizontal leg 36, and pivots upwardly and downwardly parallel to the vertical leg 12 by means of flexing of the latch material between the engaging arm 20 and the horizontal leg 36. The engaging arm 20 may be deflected by pushing it down until the apex 38 of the second ramp 28 is below the cross bar 32, allowing the drawer to open. The engaging arm 20 is naturally biased to spring back up when it is not being deflected downwardly.

As seen in FIGS. 1 and 3, the cabinet 34 has a frame and a front face which includes the cross bar 32. The front face defines an opening 46 through which the drawer 22 passes as it moves forward and backward relative to the cabinet 34. The front face and its cross bar 32 have a front-to-back depth, and the trough 30 on the latch 10 is deep enough to receive the cross bar 32. The drawer 22 has left and right sides 23, 25 and a bottom 27.

The safety latch 10 is mounted inside of the drawer 22 such that the outside face 16 of the vertical leg 12 of the safety latch 10 lies against the inside surface 42 of the left side 23 of the drawer 22. The protective sheet 24 has been peeled off of the outside face 16, allowing the vertical leg 12 to be adhered to the side 23 of the drawer 22. To facilitate the installation, the safety latch 10 is mounted such that the upper surface 18 of the vertical leg 12 is parallel to, and flush with, the upper edge 44 of the side 23 of the drawer 22.

As seen in FIG. 8, as the drawer 22 is first opened, the cross bar 32 portion of the front face of the cabinet 34 bears down on the front ramp 26 of the engaging arm 20. The ramp 26 rides along the cross bar 32, flexing the engaging arm 20 further and further downwardly as the drawer 22 is pulled out, until the trough 30 reaches the cross bar 32. At that point, the engaging arm 20 snaps back and receives the cross bar 32 within the trough 30 (as seen in FIG. 3). Now, the rear vertical surface of the trough 30 abuts the rear surface of the cross bar 32, preventing any forward movement of the drawer 22, and the front vertical surface of the trough 30 abuts the front surface of the cross bar 32, preventing rearward movement of the drawer 22. Thus, in this position, the latch 10 prevents the drawer 22 from moving inwardly or outwardly.

In order to open or close the drawer 22 from the position shown in FIG. 3, the user pushes down on the front ramp 26 of the safety latch 10 until the respective ramp 26 or 28 clears the bottom 46 of the cross bar 32, and then, while the safety latch 10 is in this downwardly deflected position, the user pulls or pushes on the drawer 22 to further open or close the drawer 22.

If the drawer 22 is opened, so that the entire latch 10 is forward of the cross bar 32, then, as the drawer 22 is pushed closed, the cross bar 32 bears down on the rear ramp 28, again causing the engaging arm 20 to flex downwardly. Again, as soon as the drawer 22 is closed enough that the trough 30 reaches the cross bar 32 (as seen in FIG. 3), the engaging arm 20 snaps back up to receive the cross bar 32 within the trough 30, preventing any further movement of the drawer 22 in the forward or rearward direction. Once again, the user pushes down on the front of the engaging arm 20 to release the cross bar 32 from the trough before opening or closing the drawer any further.

In this preferred embodiment 10, the safety latch 10 is made as a single piece from a strong and flexible material, such as plastic, such that the engaging arm 20 may be readily deflected downwardly when acted upon by either the cross bar 32 or by the user, and such that it also will snap back upwardly when it is released.

The safety latch 10 may typically be installed as close as possible to the front face of the drawer 22 such that the drawer 22 opens just far enough for the user to be able to push down on the front ramp 26 of the safety latch 10 to disengage the engaging arm 20, but not far enough for a hand to reach into the drawer 22 and grab or pull out any of its contents. The distance between the front face of the drawer and the front face of the cabinet when the latch is latched, as shown in FIG. 3, should be great enough that a child's fingers will not be pinched between the drawer and the cabinet when the drawer is in the latched position.

The embodiment described above shows a simple and effective arrangement for providing a safety latch for a drawer which prevents a child from getting access to the contents of the drawer and prevents the child from pinching his fingers in the drawer. It will be obvious to those skilled in the art that modifications may be made to the embodiment described above without departing from the scope of the present invention.

* * * * *

EXHIBIT B

( 1 of 1 )

United States Patent	7,261,329
Julian , et al.	August 28, 2007

Safety latch arrangement

Abstract

A safety latch automatically stops a drawer or cabinet door both when opening and closing. In a preferred embodiment, the safety latch is a one-piece design and catches on the front face of the cabinet.

Inventors:	Julian; Randall K. (Spurgeon, IN), Barr; Sebastian (Brownstone, IN)
Assignee:	Sunbeam Packaging Services (Evansville, IN)
Appl. No.:	11/227,736
Filed:	September 15, 2005

Related U.S. Patent Documents

Application Number	Filing Date	Patent Number	Issue Date<TD< TD>
10713418	Nov., 2003	6955380	<TD< TD>

Current U.S. Class:	292/84 ; 292/303; 292/87; 292/92; 292/DIG.15; 312/333
Current International Class:	E05C 19/06 (20060101); E05C 19/00 (20060101)
Field of Search:	292/80,81,87,101,107,121,128,130,136,194,209,202,228,230,238,300,303,340,341.17,DIG.15,DIG.37,DIG.38,DIG.65,84,92 312/333 16/82

References Cited [Referenced By]

U.S. Patent Documents

461375	October 1891	Spaunhorst
1241192	September 1917	Bruder
1618126	February 1927	Himmelwright
2042297	May 1936	Craighead
3397001	August 1968	Friedman
3522963	August 1970	Farnden
3841518	October 1974	Hines
3850463	November 1974	Hawkins
3971237	July 1976	Rasmussen
4139249	February 1979	Hillman
4378948	April 1983	Chrones
4416477	November 1983	Bialobrzeski et al.
4505526	March 1985	Leck
4549773	October 1985	Papp et al.
4560212	December 1985	Papp et al.
4715628	December 1987	Brink et al.
4717184	January 1988	Boyce
5203620	April 1993	McLennan
5344226	September 1994	Lee
5445451	August 1995	Harmony
5626372	May 1997	Vogt
5645304	July 1997	Richardson et al.
5730514	March 1998	Hashemi
5769517	June 1998	Carde
5795044	August 1998	Trewhella, Jr. et al.
6042157	March 2000	Shimotsu
6942257	September 2005	Wong et al.
6955380	October 2005	Barr
2003/0111942	June 2003	Judge et al.

Foreign Patent Documents

2932123	Feb., 1981	DE

Primary Examiner: Lugo; Carlos
Attorney, Agent or Firm: Camoriano and Associates Camoriano; Theresa Fritz

Parent Case Text

This application is a continuation-in-part of U.S. patent application Ser. No. 10/713,418, filed Nov. 14, 2003 now U.S. Pat. No. 6,955,380.

Claims

What is claimed is:

1. A cabinet latching arrangement, comprising: a cabinet front face defining an opening; a drawer mounted in said opening and movable in and out through said opening; a one-piece latch including a mounting portion and an engaging arm portion, said engaging arm portion having a surface defining forward and rear ramps and a trough between said forward and rear ramps, wherein said ramps lead up to said trough: wherein said engaging arm portion is movable relative to said mounting portion and wherein said mounting portion is fixed to said drawer such that a portion of said front face catches in said trough both when opening and when closing said drawer, and wherein flexing said engaging arm portion relative to said mounting portion releases said portion of said front face from said latch.

2. A cabinet latching arrangement as recited in claim 1, wherein said mounting portion includes a flat surface and mounting means securing said flat surface against said drawer.

3. A cabinet latching arrangement as recited in claim 2, wherein said mounting means includes a plurality of through holes defined by said mounting portion.

4. A cabinet latching arrangement as recited in claim 2, wherein said mounting means includes adhesive.

5. A cabinet latching arrangement as recited in claim 1, wherein said forward ramp tapers from a lower elevation in front to a higher elevation in back, and said rear ramp tapers from a higher elevation in front to a lower elevation in back.

6. A cabinet latching arrangement as recited in claim 1, wherein said drawer defines an interior, and said latch is mounted on the interior of said drawer.

7. A cabinet latching arrangement as recited in claim 1, wherein said drawer defines an exterior, and said latch is mounted on the exterior of said drawer.

8. A method for stopping a drawer as it moves into and out of an opening defined by the front face of a cabinet, comprising the steps of: mounting a latch that includes forward and rear ramps and a trough between said forward and rear ramps on said drawer such that the trough of said latch catches on a portion of the front face of the cabinet both as the drawer is opening and as it is closing; and flexing said latch relative to said drawer to release the trough of said latch from said front face.

9. A cabinet latching arrangement, comprising: a cabinet including a front face defining an opening; a closure mounted on said cabinet and sized to cover said opening; and a latch including a mounting portion and an engaging arm portion, said engaging arm portion having a surface defining forward and rear ramps and a trough between said forward and rear ramps, wherein said ramps lead up to said trough; wherein said engaging arm portion is movable relative to said mounting portion and wherein said mounting portion is fixed to said closure such that a portion of said front face catches in said trough both when opening and when closing said closure, and wherein flexing said engaging arm portion relative to said mounting portion releases said portion of said front face from said latch.

10. A cabinet latching arrangement as recited in claim 9, wherein said closure is a hinged cabinet door.

11. A cabinet latching arrangement as recited in claim 9, wherein said closure is a drawer.

12. A cabinet latching arrangement as recited in claim 10, wherein said mounting portion is forward of and perpendicular to said engaging arm portion and is mounted to the inside of said cabinet door.

13. A cabinet latching arrangement as recited in claim 11, wherein said mounting portion is forward of and perpendicular to said engaging arm portion, wherein said drawer includes a front panel having an interior surface, and wherein said mounting portion is mounted to said interior surface of said front panel.

Description

BACKGROUND

The present invention relates to a safety latch arrangement. More particularly, it relates to a safety latch arrangement which can be installed very easily and operates simply. There are many known types of drawer safety latches, but they usually are difficult to install, difficult to operate, and typically only operate in one direction, to prevent a child from opening the drawer. In many cases, the latch permits the child to open the drawer enough to get his fingers into the drawer, and then permits the child to close the drawer on his fingers, which can result in injury to the child.

SUMMARY

The safety latch of the present invention may be placed so that the drawer (or door) opens just far enough for the user to be able to disengage the safety latch, but not enough to gain access to the contents of the drawer (or cabinet) until the safety latch is disengaged. Once the drawer (or door) is opened far enough to engage the safety latch, the safety latch prevents accidental closure. In order to close the drawer (or door), the user must intentionally disengage it. This prevents a child from closing the drawer (or door) on his fingers.

This safety latch catches on the front face of the cabinet and therefore does not require a separate catch mechanism to be installed. This saves time and money and makes the installation much simpler than prior art latches.

BRIEF DESCRIPTION OF THE DRAWINGS

FIG. 1 is a perspective view of a cabinet with a drawer safety latch made in accordance with the present invention;

FIG. 2 is a perspective view of the drawer safety latch of FIG. 1;

FIG. 3 is a view along line 3--3 of FIG. 1;

FIG. 4 is a plan view of the drawer safety latch of FIG. 2;

FIG. 5 is a view along 5--5 of FIG. 4;

FIG. 6 is a view along 6--6 of FIG. 5;

FIG. 7 is the same as FIG. 3, but with the drawer opened beyond the detent of the safety latch;

FIG. 8 is the same as FIG. 7, but with the drawer closed beyond the detent of the safety latch;

FIG. 9 is a schematic perspective view of another embodiment of a cabinet with a drawer safety latch made in accordance with the present invention and mounted on the inside of the drawer;

FIG. 10 is a perspective view of the latch of FIG. 9;

FIG. 11 is a side sectional view of the cabinet and latch of FIG. 9 with the latch in the latched position;

FIG. 12 is the same view as FIG. 11 but with the drawer completely closed;

FIG. 13 is the same view as FIG. 12 but with the latch retracted;

FIG. 14 is a schematic perspective view of another embodiment of a cabinet and latch made in accordance with the present invention, with the latch mounted on the outside of the drawer;

FIG. 15 is a view taken along the line 15--15 of FIG. 14;

FIG. 16 is a side view of the latch of FIGS. 9-15;

FIG. 17 is a top view of the latch of FIG. 16;

FIG. 18 is a side sectional view of yet another embodiment of a cabinet and latch made in accordance with the present invention;

FIG. 19 is a side view of the latch of FIG. 18;

FIG. 20 is a top view of the latch of FIG. 19; and

FIG. 21 is an end view of the latch of FIG. 19.

DETAILED DESCRIPTION

FIGS. 1-8 show a first embodiment of a safety latch 10 made in accordance with the present invention. Referring to FIGS. 2, 4, 5, and 6, the safety latch 10 is a substantially "L" shaped, one-piece body (seen best in FIG. 6), including a vertical leg 12, a horizontal leg 36 projecting inwardly from the vertical leg 12, and an engaging arm 20 projecting forward from the horizontal leg 36. The vertical leg 12 serves as a mounting portion, and the engaging arm 20 serves as a latching portion.

The vertical leg 12 has an inside face 14, a flat outside face 16, and a top surface 18. In this embodiment 10, there is an adhesive strip adhered to the outside face 16, including a peel-off protective sheet 24, which covers the adhesive strip until the user is ready to install the safety latch 10 in the drawer 22, at which time he peels off the protective sheet 24 to expose the adhesive surface in order to adhere the vertical leg 12 to the side of the drawer 22.

The engaging arm 20 has a top surface including front and rear ramps 26, 28, which are colinear, and which lead up to a trough 30 located between the two ramps 26, 28. As is explained in more detail later, the trough 30 has a depth which permits it to engage the front face of the cabinet 34 (see FIG. 3). The top surface of the front ramp 26 tapers from a lower elevation in front to a higher elevation in back, where it meets the trough 30. The top surface of the rear ramp 28 tapers from a higher elevation in front, where it meets the trough 30, to a lower elevation in back.

The engaging arm 20 is cantilevered from the horizontal leg 36, and pivots upwardly and downwardly parallel to the vertical leg 12 by means of flexing of the latch material between the engaging arm 20 and the horizontal leg 36. The engaging arm 20 may be deflected by pushing it down until the apex 38 of the second ramp 28 is below the cross bar 32, allowing the drawer to open. The engaging arm 20 is naturally biased to spring back up when it is not being deflected downwardly.

As seen in FIGS. 1 and 3, the cabinet 34 has a frame and a front face 33, which includes the cross bar 32. The front face 33 defines an opening 46 through which the drawer 22 passes as it moves forward and backward relative to the cabinet 34, and the front panel 21 of the drawer 22 covers the opening 46 when the drawer is closed, serving as a closure for the opening 46. The front face 33 and its cross bar 32 have a front-to-back depth, and the trough 30 on the latch 10 is deep enough to receive the cross bar 32 of the front face 33. The drawer 22 also has left and right sides 23, 25 and a bottom 27.

The safety latch 10 is mounted inside of the drawer 22 such that the outside face 16 of the vertical leg 12 of the safety latch 10 lies against the inside surface 42 of the left side 23 of the drawer 22. The protective sheet 24 has been peeled off of the outside face 16, allowing the vertical leg 12 to be adhered to the side 23 of the drawer 22. To facilitate the installation, the safety latch 10 is mounted such that the upper surface 18 of the vertical leg 12 is parallel to, and flush with, the upper edge 44 of the side 23 of the drawer 22, and the engaging arm portion 20 projects above the top of the side 23 of the drawer 22.

As seen in FIG. 8, as the drawer 22 is first opened, the cross bar 32 portion of the front face of the cabinet 34 bears down on the front ramp 26 of the engaging arm 20. The ramp 26 rides along the cross bar 32, flexing the engaging arm 20 further and further downwardly as the drawer 22 is pulled out, until the trough 30 reaches the cross bar 32. At that point, the engaging arm 20 snaps back and receives the cross bar 32 within the trough 30 (as seen in FIG. 3). Now, the rear vertical surface of the trough 30 abuts the rear surface of the cross bar 32, preventing any forward movement of the drawer 22, and the front vertical surface of the trough 30 abuts the front surface of the cross bar 32, preventing rearward movement of the drawer 22. Thus, in this position, the latch 10 prevents the drawer 22 from moving inwardly or outwardly.

In order to open or close the drawer 22 from the position shown in FIG. 3, the user pushes down on the front ramp 26 of the safety latch 10 until the respective ramp 26 or 28 clears the bottom 46 of the cross bar 32, and then, while the safety latch 10 is in this downwardly deflected position, the user pulls or pushes on the drawer 22 to further open or close the drawer 22.

If the drawer 22 is opened, so that the entire latch 10 is forward of the cross bar 32, then, as the drawer 22 is pushed closed, the cross bar 32 bears down on the rear ramp 28, again causing the engaging arm 20 to flex downwardly. Again, as soon as the drawer 22 is closed enough that the trough 30 reaches the cross bar 32 (as seen in FIG. 3), the engaging arm 20 snaps back up to receive the cross bar 32 within the trough 30, preventing any further movement of the drawer 22 in the forward or rearward direction. Once again, the user pushes down on the front of the engaging arm 20 to release the cross bar 32 from the trough before opening or closing the drawer any further.

In this preferred embodiment 10, the safety latch 10 is made as a single piece from a strong and flexible material, such as plastic, such that the engaging arm 20 may be readily deflected downwardly when acted upon by either the cross bar 32 or by the user, and such that it also will snap back upwardly when it is released.

The safety latch 10 may typically be installed as close as possible to the front face of the drawer 22 such that the drawer 22 opens just far enough for the user to be able to push down on the front ramp 26 of the safety latch 10 to disengage the engaging arm 20, but not far enough for a hand to reach into the drawer 22 and grab or pull out any of its contents. The distance between the front face of the drawer and the front face of the cabinet when the latch is latched, as shown in FIG. 3, should be great enough that a child's fingers will not be pinched between the drawer and the cabinet when the drawer is in the latched position.

The embodiment described above shows a simple and effective arrangement for providing a safety latch for a drawer which prevents a child from getting access to the contents of the drawer and prevents the child from pinching his fingers in the drawer.

One alternative arrangement is shown in FIGS. 9-17. The latch 110 is very similar to the latch 10 of the first embodiment, but it does not have the L-shaped offset (as best shown in FIGS. 16 and 17). Instead, in this embodiment, the engaging arm portion 120 lies directly above the mounting portion 112. The mounting portion 112 has two flat vertical faces and a plurality of through holes 115 which receive fasteners (not shown) to secure the mounting portion 112 to the side of the drawer. The engaging arm portion 120 projects forward from the top of the mounting portion 112, and the mounting portion 112 has a downwardly-tapered top surface 119, which provides space for the engaging arm portion 120 to flex downwardly relative to the mounting portion 112.

Similar to the previous embodiment, the engaging arm portion 120 defines a trough 140 and has forward and rear ramps 126, 128 leading up to the trough 140. The web 121 connecting the engaging arm portion 120 to the mounting portion 112 is thin enough to permit flexing of the engaging arm portion 120 relative to the mounting portion 112 but thick enough to provide a spring force that returns the engaging arm portion 120 to its original, unflexed position when it is released.

As in the previous embodiment, the trough 140 of the latch 110 catches directly on the front face 146 of the cabinet (shown in FIGS. 9 and 11). As a result, there is no additional catch mechanism to install onto the cabinet. Once the latch 110 is mounted on the drawer, the installation is complete. A forwardly-projecting tab 123 on the engaging arm portion 120 provides a surface against which the operator pushes to disengage the engaging arm portion 120 from the front face 146 of the cabinet.

FIG. 12 shows the drawer in the closed position. The latch 110 is mounted on the interior surface of the side wall of the drawer such that the forwardly-projecting tab 123 of the engaging arm portion 120 abuts the bottom surface of the front face 146 of the cabinet when the drawer is closed. As the drawer is opened, the front face 146 of the cabinet bears down on the front ramp 126 of the engaging arm 120. As the drawer is opened even further, the front ramp 126 rides along the front face 146 of the cabinet and pushes the engaging arm 120 downwardly, with the web 121 serving as a pivot point. Once the front face 146 of the cabinet is past the front ramp 126, the engaging arm portion 120 snaps back, and the front face is seated in the trough 140 (as shown in FIG. 11). To open the drawer further, the user releases the latch 110 from the front face 146 by pressing downwardly on the forwardly-projecting tab 123 and pulling the drawer outwardly.

FIG. 13 shows the drawer as it is closing. In this case, the front face 146 of the cabinet engages the rear ramp 128 as the drawer is closing, causing the engaging arm portion 120 to flex downwardly until the front face 146 reaches the trough 140, at which point the engaging arm portion 120 flexes upwardly and the trough 140 receives the front face 146 of the cabinet, latching the drawer against further movement until the latch is released. The latch is released by pressing downwardly on the forwardly-projecting tab 123 and pushing the drawer inwardly.

FIGS. 14 and 15 show the latch 110 mounted against the outside surface of the drawer. As best shown in FIG. 15, the latch 110 preferably is not as wide as the drawer slide mechanism, which is also mounted to the outside of the drawer, so that the drawer can slide easily without interference from the latch 110. The latch 110 in this embodiment is less than one inch wide and preferably less than 0.6 inches wide. The latch 110 mounted to the outside surface of the drawer functions the same way as the latch mounted to the inside surface of the drawer. The operator must still press downwardly on the forwardly-projecting tab 123 to open and close the drawer, and the latch still catches on the front face of the cabinet.

FIGS. 18-21 show yet another embodiment of a safety latch arrangement made in accordance with the present invention. Unlike the previous embodiments, this latch is mounted to the front of the drawer instead of the side. As such, it also may be used on other types of closures, such as cabinet doors and the like. FIG. 18 shows the latch 210 mounted on a cabinet door 222 (which is also shown in FIG. 1). The latch 210 is mounted so that it will catch on the front face 246 of the cabinet when the door is opened, just as the previous embodiments caught on the front face of the cabinet.

FIGS. 19-21 show the latch 210 in detail. The latch 210 is a single piece with basic components including a sloped base portion 207, a mounting portion 212, and an engaging arm portion 220. The engaging arm portion 220 lies directly above the sloped base portion 207 and projects forward (toward the mounting portion 212) from the top of the sloped base portion 207. The sloped shape of the base portion 207 provides space for the engaging arm portion 220 to flex downwardly relative to the base portion 207.

Similar to the previous embodiments, the engaging arm portion 220 defines a trough 240 and has forward and rear ramps 226, 228 leading up to the trough 240. A web 221 connects the engaging arm portion 220 to the base portion 207. The web 221 is thin enough to permit flexing of the engaging arm portion 220 relative to the base portion 207 but thick enough to provide a spring force that returns the engaging arm portion 220 to its original, unflexed position when it is released. The engaging arm portion 220 also includes a forwardly-projecting tab 223. The tab 223 provides a surface against which the operator pushes to disengage the engaging arm portion 220 from the front face 246 of the cabinet.

Unlike the previous embodiments, the mounting portion 212 is positioned forward of and perpendicular to the engaging arm portion 220 so that the latch 210 can be secured to the front of the cabinet drawer (instead of the side of the drawer) or to the cabinet door. The mounting portion 212 has an inside face 214 and an outside face 216 and, in this embodiment, it has a plurality of through holes 215 which receive fasteners (not shown) to secure the mounting portion 212 to the drawer or door. Alternatively, the mounting portion 212 may use an adhesive strip or similar means to secure the latch 210 to the drawer or door. Regardless of the mechanism, the latch 210 is mounted such that the outside face 216 abuts the inside face 222A of the door 222 as shown in FIG. 18.

This embodiment functions in the same way as the previous embodiments. As shown in FIG. 18, the latch is positioned so that the forwardly-projecting tab 223 abuts the bottom of the front face 246 of the cabinet. As the cabinet door 222 is opened, the front face 246 of the cabinet bears down on the front ramp 226 of the engaging arm 220. As the door 222 is opened even further, the front ramp 226 rides along the front face 246 of the cabinet and pushes the engaging arm 220 downwardly, with the web 221 serving as a pivot point. Once the front face 246 of the cabinet is past the front ramp 226, the engaging arm portion 220 snaps back, and the front face is seated in the trough 240. To open the door 222 further, the user releases the latch 210 from the front face 246 by pressing downwardly on the forwardly-projecting tab 223 and pulling the door 222 outwardly. Closing the door 222 involves a similar use of the forwardly-projecting tab 223.

It will be obvious to those skilled in the art that modifications may be made to the embodiments described above without departing from the scope of the present invention.

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